EXHIBIT 2.13

     Fifth Supplemental Indenture (this “Fifth Supplemental Indenture”), dated as of February 27th, 2006, among Ainsworth Lumber Co. Ltd., a corporation incorporated under the laws of the Province of British Columbia (the “Company”), and Ainsworth Corp., Ainsworth Engineered Corp. (“Ainsworth Engineered”), Ainsworth Engineered (USA), LLC (“Ainsworth USA”), Ainsworth Engineered Canada Limited Partnership (“Ainsworth Partnership”), each a subsidiary of the Company (together, the “Guarantors”), and The Bank of New York, as trustee under the Indenture referred to below (the “Trustee”).
WITNESSETH
     WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of May 19, 2004, providing for the issuance of an unlimited aggregate principal amount of 6.750% Senior Notes due March 15, 2014 (the “Notes”), as supplemented by the First Supplemental Indenture, dated as of May 19, 2004, among the Company, Ainsworth Engineered and the Trustee, the Second Supplemental Indenture, dated as of September 22, 2004, among the Company, Ainsworth Engineered, Ainsworth USA and the Trustee, the Third Supplemental Indenture, dated as of January 10, 2005, among the Company, Ainsworth Engineered, Ainsworth USA, Ainsworth Partnership and the Trustee and the Fourth Supplemental Indenture, dated as of January 31, 2006, among the Company, the Guarantors and the Trustee (as supplemented, the “Indenture”);
     WHEREAS, pursuant to a Consent Solicitation Statement, dated February 2, 2006, as amended on February 10, 2006 (the “Solicitation Statement”), the Company solicited the consents (the “Consents”) of Holders of the Notes to amend the Indenture (the “Proposed Amendments”);
     WHEREAS, the Holders of a majority of the aggregate principal amount of the outstanding Notes have validly delivered and not validly withdrawn their Consents to the Proposed Amendments (the “Requisite Consents”) and the Company has accepted those Consents pursuant to the Solicitation Statement;
     WHEREAS, all things necessary to make this Fifth Supplemental Indenture a valid supplement to the Indenture have been done; and
     WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
     NOW THEREFORE, the parties agree as follows:
     SECTION 1. Certain Definitions. Unless otherwise stated, all capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Indenture.
     SECTION 2. Amendments to the Indenture. The following amendments to the Indenture are hereby made:
     (a) Deleting the word “and” from the end of subsection 12 of the definition of Permitted Liens in Section 1.01 of the Indenture;

     (b) Deleting the period from the end of subsection 13 of the definition of Permitted Liens in Section 1.01 of the Indenture and replacing it with a semicolon followed by the word “and”;
     (c) Adding the following new subsection 14 to the definition of Permitted Liens in Section 1.01 of the Indenture:
(14) Liens securing Purchase Money Indebtedness; provided, however, that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Company or any Restricted Subsidiary of the Company other than the property and equipment so acquired and (b) the Lien securing such Purchase Money Indebtedness shall be created within 90 days of such acquisition.
     ; and
     (d) Adding the following definition to Section 1.01 of the Indenture:
“Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries for the purpose of financing all or any part of the purchase price, or the installation, construction or improvement, of property (including Capital Stock) or equipment.
     SECTION 3. Effectiveness. This Fifth Supplemental Indenture shall become effective upon execution and delivery hereof.
     SECTION 4. Governing Law. This Fifth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York.
     SECTION 5. Counterparts. This Fifth Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
     SECTION 6. Severability. In case any provision in this Fifth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     SECTION 7. Ratification. Except as expressly amended hereby, each provision of the Indenture shall remain in full force and effect and, as amended hereby, the Indenture is in all respects agreed to, ratified and confirmed by each of the Issuer, the Guarantors and the Trustee.
     SECTION 8. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Fifth Supplemental Indenture. The statements and recitals herein are deemed to be those of the Issuer and the Guarantors and not of the Trustee.

     SECTION 9. Successors and Assigns. All covenants and agreements in this Fifth Supplemental Indenture by the Issuer, the Guarantors, the Trustee and the Holders shall bind their respective successors and assigns, whether so expressed or not.
     SECTION 10. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Ainsworth Lumber Co. Ltd.

By:	/s/ Catherine E. Ainsworth

	Name:	Catherine E. Ainsworth
	Title:	Chief Operating Officer

By:	/s/ D. Michael Ainsworth

	Name:	D. Michael Ainsworth
	Title:	Executive Vice-President

Ainsworth Engineered Corp.

By:	/s/ Catherine E. Ainsworth

	Name:	Catherine E. Ainsworth
	Title:	Secretary

Ainsworth Engineered (USA), LLC

By:	/s/ Catherine E. Ainsworth

	Name:	Catherine E. Ainsworth
	Title:	Secretary

Ainsworth Engineered Canada Limited Partnership

By:	/s/ Robert Allen

Ainsworth Lumber Co. Ltd., its General Partner
	Name:	Robert Allen
	Title:	Chief Financial Officer

Ainsworth Corp.

By:	/s/ Catherine E. Ainsworth

	Name:	Catherine E. Ainsworth
	Title:	Chief Executive Officer

The Bank of New York, as Trustee

By:	/s/ Stanislav Pertsev

Authorized Signatory

4